Exhibit 99
                            Contact:    First Horizon Pharmaceutical
                                        Bala Venkataraman, CFO & VP
                                        Corporate Development
                                        770-442-9707 ext. 224

                 FIRST HORIZON PHARMACEUTICAL ACQUIRES COGNEX(R)

ROSWELL, GA., June 22nd--First Horizon Pharmaceutical Corp (Nasdaq: FHRX) announced today that it purchased the worldwide rights to Cognex(R), a drug approved for the treatment of mild to moderate dementia associated with Alzheimer's disease. The Company has also acquired the rights to a new unapproved version of Cognex(R), called Cognex(R)CR. Cognex(R) is currently sold in the United Sates and internationally. The Company plans to market Cognex(R) in the United States utilizing its nationwide sales and marketing force and intends to market Cognex(R) outside United States in select countries through qualified third parties.

The Company paid $3.5 million in cash for the product. The Company will be required to pay an additional $1.5 million if it receives FDA approval to market Cognex(R) CR in the United States. Cognex(R) CR is a once-a-day version of Cognex(R), which must be taken four times a day, currently under development. Cognex(R) is only one of three FDA-approved drug treatments for its Alzheimer indications in the United States. Alzheimer's disease is a progressive, degenerative disease that attacks the brain and results in impaired memory, thinking and behavior. According to the Alzheimer's Association, approximately 4 million Americans suffer from the disease.

On April 14th 2000, the company entered into an agreement with Warner-Lambert to purchase exclusive worldwide rights to Cognex(R). The purchase was contingent on Warner-Lambert receiving FTC approval of the transaction and of other specified conditions. Warner-Lambert was required to divest certain assets, including Cognex(R), in order to complete its merger with Pfizer Inc (NYSE: PFE). The FTC approved Pfizer's merger of Warner-Lambert on June 19th 2000 including the Company's purchase of Cognex(R) from Warner-Lambert Company.

First Horizon Pharmaceutical Corporation is an emerging pharmaceutical company that markets and sells 13 brand name prescription drugs to high-prescribing primary care and select specialty physicians through its nationwide sales and marketing force. The Company focuses on the treatment of chronic conditions, including cardiovascular diseases, respiratory and gastroenterological disorders, and pain and inflammation.

This press release contains statements which may constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain factors, risks and uncertainties that may cause actual results, events and performances to differ materially from those referred to in such statement. These risks are identified in First Horizon's registration statements on Form S-1 filed with the Securities and Exchange Commission.